Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Offering Statement of Daré Bioscience, Inc. (the “Company”) on Form 1-A (File No. 024-12688) of our report dated March 26, 2026, relating to the consolidated financial statements as of December 31, 2025 and 2024 and for each of the years in the two-year period then ended (which includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern), which appear in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

/s/ Haskell & White LLP
HASKELL & WHITE LLP

Irvine, California
March 26, 2026